Exhibit (a)(1)(G)

For further information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Universal Logistics Holdings, Inc. Announces Preliminary Results of its Self-Tender Offer

Warren, Michigan, June 16, 2022—Universal Logistics Holdings, Inc. (NASDAQ: ULH) today announced the preliminary results of its modified “Dutch auction” tender offer to repurchase up to 100,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Wednesday, June 15, 2022.

Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, approximately 164,189 shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $28.00 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, the Company expects to acquire 164,189 shares at a final purchase price of $28.00 per share, for an aggregate purchase price of approximately $4.6 million. These shares represent approximately 0.62% of the Company’s issued and outstanding shares as of May 12, 2022. The total amount of shares expected to be purchased in the tender offer includes the Company’s right to increase the tender offer by up to two percent of the Company’s outstanding shares and also includes a total of 5,000 shares tendered by Mr. H.E. “Scott” Wolfe, a director of the Company. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by Computershare of the proper delivery of the shares validly tendered and not withdrawn.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable two trading day settlement period. The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare. The final results are not expected to be announced until at least June 21, 2022. Promptly after the announcement, Computershare will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered and not purchased in the tender offer.

The Company may purchase additional shares in the future in the open market subject to market conditions and through private transactions, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until June 30, 2022. Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson LLC as the information agent for the tender offer. All questions regarding the tender offer should be directed to the information agent at 866-695-6074 (toll free).

About Universal

Universal Logistics Holdings, Inc. is a holding company that, through its consolidated subsidiaries, is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada, and Colombia. The Company’s operating subsidiaries offer customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward-Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.